NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 14, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 03, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Crestwood Equity Partners LP ("Crestwood") and Energy Transfer LP became effective on November 03, 2023. Each Common Units representing limited partnership interests of Crestwood Equity Partners LP was converted into 2.07 Common Units representing limited partner interests in Energy Transfer LP. Each Crestwood Equity Partners LP Preferred Units representing limited partner interests ("Preferred Units") will, at the election of the holder, convert into either (i) Crestwood Common Units, at the then applicable Conversion Ratio (as defined in the Crestwood Partnership Agreement, currently one Crestwood Common Unit for 10 Crestwood Preferred Units), subject to the payment of any accrued but unpaid distributions prior to the effective time, or (ii) a new Energy Transfer LP Series I Fixed Rate Perpetual Preferred Units ("ET Preferred Units"), or (iii) be redeemed in exchange for cash or Crestwood Common Units, at the sole discretion of the general partner of Crestwood, at a price of $9.857484 per Crestwood Preferred Unit plus accrued and unpaid distributions to the date of such redemption, or If no election is made by a holder of Crestwood Preferred Units, such holder will be deemed to have elected to receive new ET Preferred Units. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 03, 2023.